Exhibit (10)(a)

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 effective as of January 1, 2005 (the “Amendment”), to the Amended and Restated Employment Agreement initially dated October 19, 1984 which was amended and restated as of January 17, 1996 and last amended on December 20, 2005 (as amended and restated prior to the date hereof, the “Employment Agreement”) made and entered into by and between Wachovia Corporation (the “Company”), as successor by merger to SouthTrust Corporation, and Wallace D. Malone, Jr. (the “Employee”);

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code (as amended, the “Code”) imposes certain requirements on deferred compensation arrangements;

WHEREAS, certain payments to which the Employee is and may be entitled to in the future are subject to the requirements of Code Section 409A; and

WHEREAS, the Company and the Employee desire to amend the Employment Agreement in order to comply with the requirements of Code Section 409A and the rules promulgated thereunder;

NOW, THEREFORE, the Company and Employee mutually agree as follows:

1. Section 10 of the Employment Agreement shall continue in full force and effect but is hereby supplemented by the following clarifications:

a. Any Gross-Up Payment to which Employee is entitled as a result of the bonus earned for the 2004 calendar year and paid to him by March 15, 2005 shall be paid to Employee or on his behalf by December 31, 2005, and to the extent that Gross-Up Payment may be deemed to be part of a deferred compensation arrangement subject to Code Section 409A, the payment by December 31, 2005 shall constitute a partial termination of that deferred compensation arrangement, as permitted by Q&A 20(b) of Internal Revenue Service (“IRS”) Notice 2005-1.

b. If in connection with Employee’s termination of employment, Employee becomes entitled to an additional Tax Gross-Up Payment, then such payment shall be made to Employee upon the expiration of the three (3) month period measured from such termination date; provided, however, that if it is not administratively practicable to make the Gross-Up Payment at that time, payment shall be made as soon as reasonably practicable thereafter, but in no event later than the close of the calendar year in which such termination date occurs or (if later) the 15th day of the third calendar month following such termination date.

c. Should the IRS subsequently assess any new or additional excise tax under Section 4999 of the Code upon the payments made to Employee pursuant to the Employment Agreement, Employee shall promptly notify the Company of that assessment within ten (10) business days after receipt of notice of such assessment from the Internal Revenue Service. The Company shall pay the resulting Tax Gross-Up Payment to which Employee is entitled as soon as reasonably practicably thereafter, but in no event later than the close of the calendar year in which such assessment is made or (if later) by the 15th day of the third month following the date of such assessment, unless the Company requests Employee to contest such assessment in accordance with the provisions of Section 10(c) of the Employment Agreement. In such event, payments shall be made to Employee in accordance with the provisions of Sections 10(c) of the Employment Agreement, subject to any repayment obligations of the Employee under Section 10(d) of the Employment Agreement

2. All provisions of the Employment Agreement not affected by this Amendment shall remain in full force and effect and shall continue to be binding obligations of both parties hereto. Capitalized terms used in this Amendment but not defined herein shall have the meanings assigned thereto in the Employment Agreement.

3. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Company has caused this Amendment to the Employment Agreement to be executed and delivered by its duly authorized officer, and the Employee has executed and delivered this Amendment to the Employment Agreement as of the date set forth below.

WACHOVIA CORPORATION	[SEAL	]

ATTEST:

By:	/s/ W. Lawrence Gilmer	/s/ Mark C. Treanor
Name:	W. Lawrence Gilmer	Mark C. Treanor
Title:	Director of Compensation and Benefits	Secretary

Dated:	December 28, 2005

EMPLOYEE

/s/ Wallace D. Malone, Jr.	(SEAL)
Wallace D. Malone, Jr.

Dated: December 29, 2005